Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055
MARITRANS COMMENTS ON EFFECT OF HURRICANE KATRINA
     TAMPA, FL- September 2, 2005 Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transportation company, today issued comments on the impact from Hurricane Katrina. The Company indicated that, after a brief interruption at the height of the storm, all of its vessels are operating at pre-storm utilization levels and that there was no physical damage to its fleet or injury to the crews aboard the vessels. In anticipation of Katrina, Maritrans either positioned its vessels in the western Gulf of Mexico or kept the vessels in port, which reduced any potential for impact from the hurricane. In total, the Company estimates it lost approximately 22 vessel operating days to Katrina related delays. For those areas that have been impacted by Katrina, such as the refineries in Louisiana and Mississippi, Maritrans is currently loading at alternative ports to meet its customers’ needs.
     Jonathan Whitworth, Chief Executive Officer of Maritrans, commented, “During this challenging time, our thoughts are with all those impacted by Hurricane Katrina and the tremendous human toll caused by the storm. We are relieved that there were no injuries to our crew and are working to contact crew members who live in the affected areas and who were not aboard a vessel during the storm. So far, we have successfully contacted nearly all of these individuals and are pleased to have learned of their safety. We hope to make contact shortly with the very few who do not yet have phone accessibility.”
ABOUT MARITRANS
     Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. With 16 units, Maritrans has the largest fleet in

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MARITRANS COMMENTS ON EFFECT OF HURRICANE KATRINA

September 2, 2005
its size category and one of the largest serving the U.S. coastwise trade. The fleet consists of five oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.9 million barrels, of which 63 percent is double-hulled. Maritrans has two primary areas of focus: transporting refined products in the Gulf of Mexico to growth areas such as Florida and supplying Philadelphia area refineries with crude oil lightering from large foreign tankers. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.
SAFE HARBOR STATEMENT
     The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, and earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company’s actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies’ decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company is under no duty to update any of these forward-looking statements after the date of this release to conform such statements to actual results.

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